Exhibit 5.1

November 5, 2012

Protective Life Corporation

2801 Highway 280 South

Birmingham, Alabama 35223

Ladies and Gentlemen:

I have acted as counsel to Protective Life Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) relating to 2,000,000 shares of the Company’s common stock, par value $.50 per share (the “Common Stock”), to be issued pursuant to the Protective Life Corporation Long-Term Incentive Plan (the “Plan”).

I or my staff have examined the originals, or copies certified or otherwise identified to my satisfaction, of the Plan and such other corporate records, documents, certificates or other instruments as in my judgment are necessary or appropriate to enable me to render the opinion set forth below.  The opinions expressed herein are limited to the laws of the State of Delaware.

Based on the foregoing, I am of the opinion that authorized but not previously issued shares of Common Stock which can be issued under the Plan have been duly authorized and when issued in accordance with the terms of the Plan will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Deborah J. Long
Deborah J. Long